Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Exelixis, Inc. for the registration of any combination of Common Stock, Preferred Stock, Debt Securities and Warrants, and to the incorporation by reference therein of our reports dated February 22, 2012, with respect to the consolidated financial statements of Exelixis, Inc. and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in its Annual Report (Form 10-K) for the year ended December 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

June 8, 2012